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                                                                     EXHIBIT 11


                   THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                      (In $000's, except per share data)

                                                                         1996      1995     1994
                                                                       ---------------------------
PRIMARY SHARES

   Weighted average common shares outstanding                           20,150    19,951    19,721
   Weighted average common stock options outstanding                       153       119        87
   Preferred stock considered a common stock equivalent                    600       502      --
                                                                       ---------------------------
     Total primary shares                                               20,903    20,572    19,808
                                                                       ===========================

FULLY DILUTED SHARES

   Weighted average common shares outstanding                           20,150    19,951    19,721
   Weighted average common stock options outstanding                       168       136        89
   Preferred stock considered a common stock equivalent                    600       502      --
   Assumed conversion of redeemable preferred stock not considered a
   common stock equivalent                                               1,262     1,265     1,010
                                                                       ---------------------------
    Total fully diluted shares                                          22,180    21,854    20,820
                                                                       ===========================

NET INCOME

  Earnings                                                             $37,340   $59,353   $26,178
                                                                       ===========================

PREFERRED STOCK DIVIDENDS

  Dividends paid on redeemable preferred stock                         $ 2,652   $ 2,658   $ 2,117
                                                                       ===========================


Primary earnings per share  (Net income minus preferred dividends
   divided by total primary shares)                                    $  1.66   $  2.76   $  1.22
                                                                       ===========================

Fully diluted earnings per share (Net income divided by total fully
   diluted shares)                                                     $  1.68   $  2.72   $  1.26
                                                                       ===========================




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